Exhibit No. 11

ENCORE COMPUTER CORPORATION
Computation of Loss per Share
(unaudited)
(in thousands except per share data)

                                Three Months Ended      Nine Months Ended
                                October 1, October 2,   October 1, October 2,
                                   1995      1994         1995      1994
                                ---------  ---------   ---------   ----------
Net loss                        $(14,781)  $(10,761)    $(69,274)   $(30,614)

Series B, D and E
Preferred Stock Dividends         (4,216)    (3,973)     (12,463)     (9,954)
Series F Preferred Stock Dividends  (754)       -         (1,004)        -

Net loss attributable to
common shareholders             $(19,751)  $(14,734)     $(82,741)  $(40,568)

Weighted average common
shares outstanding                35,083     33,784        34,646     33,221

Series A assumed converted         7,364      7,364         7,364      7,364

Weighted average shares
outstanding                       42,447     41,148        42,010     40,585

Net loss per share                $(0.47)    $(0.36)       $(1.97)    $(1.00)
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